Exhibit 23.7

Reznick Group, P.C.	Tel: (404) 847-9447
2002 Summit Boulevard	Fax: (404) 847-9495
Suite 1000	www.reznickgroup.com
Atlanta, GA 30319-1470
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Sunrise Senior Living, Inc., as listed below, of our report dated November 10, 2008, with respect to the consolidated financial statements of Sunrise IV Senior Living Holdings, LLC for the year ended December 31, 2006, included in the Annual Report (Form 10k-K/A Amendment No. 1) of Sunrise Senior Living, Inc. for the year ended December 31, 2007.

Registration Statement No.	Form	Description
333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc. and David W. Faeder
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-61914	Form S-8	Employee Stock Purchase Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-120738	Form S-8	Employee Stock Purchase Plan

/s/ Reznick Group, P.C.

Atlanta, Georgia
December 19, 2008
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